                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  September 9, 1998



                       JONES CABLE INCOME FUND 1-B, LTD.
                       ---------------------------------
            (Exact name of registrant as specified in its charter)



      Colorado                      0-14906                84-1010417
      --------                      -------                ----------
(State of Organization)       (Commission File No.)      (IRS Employer
                                                       Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309            (303) 792-3111
---------------------------------------------            --------------
(Address of principal executive office and Zip Code      (Registrant's
                                                          telephone no.
                                                      including area code)
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Item 2. Disposition of Asset
        ---------------------

        On September 9, 1998, Jones Cable Income Fund 1-B/C Venture (the "Venture") entered into an asset purchase agreement providing for the sale of the cable television systems located in the cities of Myrtle Creek, Winston, Riddle and Canyonville, and in certain unincorporated areas of Douglas County, all in the State of Oregon (the "Myrtle Creek System") to unaffiliated cable television system operators for an aggregate sales price of $10,000,000, subject to customary closing adjustments. The Venture is owned 40 percent by Jones Cable Income Fund 1-B, Ltd. (the "Partnership") and 60 percent by Jones Cable Income Fund 1-C, Ltd. ("Fund 1-C").

        The closing of this transaction, which is expected to occur in the first quarter of 1999, is subject to the consents of governmental authorities and third parties with whom the Venture has contracted that are necessary for the transfer of the Myrtle Creek System, and approval of the sale by the limited partners of the Partnership and Fund 1-C.

        Upon consummation of the proposed sale of the Myrtle Creek System, the Venture will pay a brokerage fee to The Jones Group, Ltd., a subsidiary of Jones Intercable, Inc., the general partner of the Partnership, of approximately $250,000, representing 2.5 percent of the sales price, for acting as a broker in the transaction, repay all of its indebtedness of approximately $2,600,000, settle working capital adjustments and deposit $500,000 into an indemnity escrow account. The remaining net sale proceeds of approximately $6,607,198 will be distributed to the Partnership and Fund 1-C. The Partnership will receive approximately $2,627,683 and Fund 1-C will receive approximately $3,979,515.
The Partnership, in turn, will distribute the $2,627,683 (approximately $62 for each $1,000 invested in the Partnership) to the limited partners of the Partnership. Because the distribution to the limited partners of the Partnership together with all prior distributions will not return the amount initially contributed by the limited partners to the Partnership plus the preferred return provided by the Partnership's limited partnership agreement, the General Partner of the Partnership will not receive a general partner distribution from the sale proceeds.

        For a period of one year following the closing date, $500,000 of the sale proceeds will remain in escrow as security for the Venture's agreement to indemnify the purchaser under the asset purchase agreement. The Venture's primary exposure, if any, will relate to the representations and warranties made about the Myrtle Creek System in the asset purchase agreement. Any amounts remaining from this indemnity escrow account and not claimed by the buyer at the end of the one-year escrow period will be returned and distributed by the Partnership. If the entire $500,000 escrow amount is distributed to the Partnership and Fund 1-C, of which there can be no assurance, the Partnership would receive $198,850, and Fund 1-C would receive $301,150. The Partnership, in turn, would distribute the $198,850 (approximately $5 for each $1,000 invested in the Partnership) to the limited partners of the Partnership. Since the Myrtle Creek System represents the only asset of the Venture, and the Partnership's interest in the Venture represents its only asset, the Partnership will be liquidated and dissolved upon the final distribution of any amounts remaining from the indemnity escrow account.

        Taking into account prior distributions to limited partners from operating cash flow and from the net proceeds of the prior sales of cable television systems located in California, Colorado and South Carolina, the distribution in August 1998 of the Partnership's portion of the net sale proceeds from the sale of the Southwestern Michigan System and the distribution in September 1998 of the Partnership's portion of the net sale proceeds from the sale of the South Sioux City System and the planned distribution in the first quarter of 1999 of the Partnership's portion of the net sale proceeds from the sale of the Myrtle Creek System, the limited partners of the Partnership will have received a total of $1,128 for each $1,000 invested in the Partnership.

                                       3
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Item 7.  Financial Statements and Exhibits
         ---------------------------------

         a.      Historical financial statements.
                 Not applicable.

         b.      Pro forma financial statements.
                 Not applicable.

         c.      Exhibits.

                 2.1 Asset Purchase Agreement by and between Falcon Community Ventures I Limited Partnership and Jones Cable Income Fund 1-B/C Venture dated as of September 9, 1998.

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                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JONES CABLE INCOME FUND 1-B, LTD.

                              By:   Jones Intercable, Inc.,
                                    its general partner


Dated: September 28, 1998           By:    /s/ Elizabeth M. Steele
                                           -----------------------
                                           Elizabeth M. Steele
                                           Vice President, General
                                           Counsel and Secretary



(38317)

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